UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to section 240.14a-12

AZENTA, INC.

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check all boxes that apply):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT NO. 2 TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 30, 2024

This proxy statement supplement no. 2, dated January 17, 2024 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Azenta, Inc. (the “Company”), filed with the Securities and Exchange Commission (“SEC”) on December 15, 2023 and relating to the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, January 30, 2024 at 10:00 a.m. Eastern Time in a virtual only format.
Withdrawal of Nominee for Election to the Board of Directors
On January 17, 2024, the Company announced that Ellen M. Zane, a member of the Board of Directors of the Company (the “Board”) and a nominee for election as a director at the Annual Meeting, has decided not to stand for election and, as a result, will no longer be a nominee for re-election at the Annual Meeting. Ms. Zane’s tenure as a director will end as of the Annual Meeting. No other nominee for election at the Annual Meeting will be named in place of Ms. Zane and the size of the Board will be reduced from ten to nine members effective as of the Annual Meeting.
Ms. Zane’s decision not to stand for election was not due to any disagreement with the Company.
The Company does not expect to replace Ms. Zane on any committee that she was expected to serve on after the Annual Meeting.
Additional Information
If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders (via Internet, telephone or mail) will remain valid and will be voted at the Annual Meeting unless revoked. Shares represented by proxy cards returned before the Annual Meeting will be voted for the directors nominated by the Board as instructed on the form, except that votes will not be cast for Ms. Zane because she is no longer standing for election at the Annual Meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the proxy card or submit instructions, disregarding Ms. Zane’s name as a nominee for election as director.
None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and shares represented by proxy cards returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the form.
Information regarding how to vote your shares and revoke already submitted proxies is available in the Proxy Statement under the caption “General Information-Voting of Proxies” and “General Information-Revocation of Proxies.”
Except as described in this Supplement, the information disclosed in the Proxy Statement as previously supplemented by proxy statement supplement no. 1, dated January 11, 2024 (“Supplement No. 1”), continues to apply.  To the extent that information in this Supplement differs from information disclosed in the Proxy Statement and Supplement No. 1, the information in this Supplement applies.  The Proxy Statement, Supplement No. 1 and this Supplement have been filed with the SEC and are also available at www.proxyvote.com.